Ethos Environmental, Inc. Executes Definitive Agreement With Victor Industries, Inc.

Thursday April 20, 5:32 pm ET

SAN DIEGO, Calif., April 20, 2006 (PRIMEZONE) -- Ethos Environmental, Inc. (``Ethos''), a manufacturer and distributor of a unique line of fuel reformulating products under the name Ethos Fuel Reformulators, or Ethos FR, today announced the execution of a Definitive Agreement (the ``Agreement'') with Victor Industries, Inc. (``VICI'') (OTC BB:VICI.OB - News). As part of the Agreement, it is expected that VICI will redomicile to Nevada, effectuate a reverse stock split of approximately 1:1000, and change its name to Ethos Environmental, Inc. Additionally, the shares presently held by stockholders in Ethos will be exchanged on a one-for-one basis in the resulting corporation.

The Agreement is subject to appropriate shareholder approval by both companies. The Board of Directors of VICI has set the record date for voting on the Agreement at March 31, 2006.

Victor Industries, Inc. presently trades on the OTC BB under the symbol VICI.OB. However, it is anticipated that, in the near future and upon successful completion of the reverse merger, the common stock of Ethos Environmental, Inc. will be publicly traded on the OTC BB under a new symbol.

``Our objective in creating this exciting new entity is to maximize growth and provide added value to shareholders,'' said Enrique de Vilmorin, CEO of Ethos. ``We now have a foundation for our management and development teams to continue building the pipeline of new products and collaborations to expand upon our core product offering.''

Ethos is also at the forefront in the development of new blending methods and is positioned to lead the industry with its already patented products as well as those new patents currently in process to cover areas of synthetic oils, sulfur substitutes and varied formulations of the original Ethos FR and its enhancements. Since Ethos was founded, it has experienced tremendous growth in the global market place. Ethos has successfully launched products in regions such as North and South America, Western Europe and the Asian Pacific Rim through global channels of distribution and collaborations with market-specific distributors. Due to the comprehensive understanding of these distributors of local market dynamics and indigenous cultural preferences, Ethos' management has successfully adapted to the global markets in which it operates. In fact, as of recently, Ethos FR was the only additive that the Chinese government had approved for use by the small container ships that ply the highly polluted Yangtze River region, and a production facility in China is in the works as Ethos' products are expected to play a major role in the ``clean-air'' movement in China in advance of the 2008 Olympics.

Revenues, for example, are expected to be in the multi-millions from sales to China and Ecuador alone in 2006.

With more operating capital available through foreign sales, Ethos plans to ramp up domestic marketing by partnering with national retailers, such as auto parts stores and supermarket chains. ``Consumers will save money at the pump, and it will help their vehicles pass smog tests,'' says Ethos Director Jose Escobedo. ``Importantly, we will be able to fulfill all orders from our growing list of customers at our new, 70,000 square foot, state of the art manufacturing and research facility,'' continued Escobedo.

Additional information concerning the Agreement, merger, resulting stock ownership and financial statements will be included in the necessary and appropriate filings with the Securities and Exchange Commission.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended; such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in operating results due to a number of economic, competitive and other factors. These factors could cause operations to vary significantly from prior periods, and those projected in forward-looking statements. Information with respect to these factors which could materially affect the Company and its operations are included on certain forms the Company files with the Securities and Exchange Commission.

Contact:
Victor Industries Inc.
(800) 949-1230
www.VictorIndustries.com

Source: Victor Industries, Inc.